FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Skid Row AHP LLC

440 S. LaSalle Street, Suite 1110

Chicago, Illinois 60605

(866) AHP-TEAM

www.skidrowahp.com

May 2, 2022

This Offering Circular Follows the Form 1-A Disclosure Format

Skid Row AHP LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell up to $150,000,000 of limited liability company interests designated as “Shares” of “Series A Preferred Stock,” no more than $75,000,000 in the first 12 months and no more than $75,000,000 in the second 12 months. The initial price of the Series A Preferred Stock will be $10.00 per Share and the minimum initial investment is $5,000 (500 Shares).

We are selling these securities directly to the public through our websites, www.skidrowahp.com and www.ahpfund.com. Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others

Each Share of Series A Preferred Stock	$10.00	Zero	$10.00	Zero
Total	$150,000,000	Zero	$150,000,000	Zero

We might change the price of the Series A Preferred Stock in the future. See “Securities Being Offered – Price of Series A Preferred Stock.

We refer to the offering of Series A Preferred Stock pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law (which in no event will be later than three years from the date of Offering Statement qualification).

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

Our business will focus on purchasing non-performing or under-performing mortgage loans (“Mortgage Loans”).

After buying a non-performing or under-performing Mortgage Loan we will contact the borrower to understand the situation (e.g., why the loan is in default) and try to reach a mutually acceptable resolution. One of five things typically happens:

1)	The borrower refinances the Mortgage Loan and stays in the house.

2)	We accept a discounted lump sum in full settlement of the Mortgage Loan and the borrower stays in the house.

3)	We modify the terms of the Mortgage Loan and the borrower stays in the house.

4)	The borrower cannot afford to stay in the house or doesn’t want to. In that case, we take ownership of the house (typically through foreclosure or a deed in lieu of foreclosure) and sell it.

5)	From time to time, we sell Mortgage Loans to other investors.

We will make a profit if:

●	The proceeds we receive from the sale or other dispositions of Mortgage Loans or real estate (where we have foreclosed on a Mortgage Loan), plus any payments we receive from borrowers, plus any payments we receive from a government agency (for example, where a government agency has guaranteed all or a portion of a Mortgage Loan); exceeds

●	The price we paid for the Mortgages in the first place, plus all our expenses (e.g., operating costs and legal fees).

Summary of The Offering

In this Offering, the Company is offering to sell up to $150,000,000 of its Series A Preferred Stock to the public, no more than $75,000,000 in the first 12 months of the Offering and no more than $75,000,000 in the second 12 months. We refer to anyone who purchases Shares of Series A Preferred Stock in the Offering as an “Investor.”

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If the Company has money after paying all of its expenses (and establishing appropriate reserves for future obligations), it intends to distribute that money to its stockholders. Distributions to Investors will be governed by the Authorizing Resolution that establishes the Series A Preferred Stock. Under the terms of the Authorizing Resolution, while any Share of Series A Preferred Stock remains outstanding, any distributions by the Company must be made in the following order of priority:

●	First, to Investors until they have received a compounded return of 7% per year on their invested capital.

●	Second, any remaining funds will be distributed to Investors until they have received a return of all their invested capital.

●	Third, any remaining funds after Investors have received their 7% annual return and all of their invested capital will be retained by the Company’s common stockholder(s) (its management).

NOTE: The foregoing describes only the order in which distributions will be made under the terms of the Authorizing Resolution to the extent there are any distributions – it is not a guaranty that the Company will generate sufficient income to make any distributions. There is no guaranty that we will earn enough profit to distribute a 7% return to Investors, or even to return their capital. The Company has not yet commenced operations, has not generated profits, and may be unable to pay any distributions.

The Company will try to return to Investors all of their capital no later than the fifth anniversary of the purchase date, assuming there is sufficient cash flow. However, Investors might receive their capital sooner, later, or not at all.

THAT WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR

CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

Buying our Series A Preferred Stock is speculative and involves significant risk, including the risk that you could lose some or all of your money. This section describes some of the most significant factors that make the investment risky. The order in which these factors are discussed is not intended to suggest that some factors are more important than others.

No Guaranty of Distributions: When you buy a certificate of deposit from a bank, the federal government (through the Federal Deposit Insurance Corporation) guaranties you will get your money back. Buying the Series A Preferred Stock of the Company is not like that at all. The ability of the Company to make the distributions you expect, and ultimately to give you your money back, depends on a number of factors, including some beyond its control. Nobody guaranties that you will receive distributions and you might lose some or all of your money.

Our Auditor Has Raised Questions About Our Ability To Survive As A Going Concern: In the audited financial statements attached to this Offering Circular, our auditor has noted the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a “going concern.” As further noted by our auditor, the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts.

We Are A Newly Formed Business With No Operating History: Although our management team is composed of experienced title insurance, mortgage investment, loan servicing, and real estate professionals, the Company itself is a start-up business with no operating history, minimal operating capital, and no significant assets or revenues. Like any start-up, the Company will face a number of challenges, including:

●	Developing a reputation and brand identity

●	Hiring and retaining qualified personnel

●	Raising capital

●	Controlling costs

●	Responding effectively to the offerings of existing and future competitors

●	Managing growth and expansion

●	Implementing adequate accounting, financial and other systems and controls

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We Own No Mortgage Loans and Have no Customers: As of the date of this Offering Circular the Company does not own any Mortgage Loans.

Ability to Execute Our Growth Strategy: Our ability to build our business profitably will depend upon our ability to execute on our strategic initiatives and attract, retain and expand new customer relationships. This in turn will depend upon our ability to develop and market new products and services that meet customer demand in the marketplace, and to do so in a manner that is profitable to the Company on a sustainable basis. Our ability to expand will also be affected by broader economic factors and the strength or weakness of the overall housing market, which can impact demand for our services and increase competition.

Competition: We will compete with many companies to acquire Mortgage Loans. The business of purchasing and servicing non-performing loans is fragmented, with many small players, and there is no guaranty that we will be able to compete successfully in this business.

We Depend On Our Management Team And Will Need To Fill Key Positions: Our success depends substantially upon the talent and abilities of our executive officers and other key members of management. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also reliant on our relationship with our founders and entities affiliated with our founders. Among other things, we intend to utilize a proprietary pricing model for non-performing loans that was developed by American Homeowner Preservation LLC (“AHP”) and its affiliates We do not have a license or other formal arrangement regarding the use of the proprietary pricing model.

We Rely on a Small Group of Employees: The Company has a very small management team. The loss of any key employees could have a material adverse impact on our operations. Additionally, we expect that we will need to hire additional employees to scale our business and execute our growth strategy. There is no guaranty that we will be successful in identifying, hiring, training, and retaining qualified employees when and as needed.

Our Business is Heavily Regulated: The mortgage investment business is complex and heavily regulated. We expect to devote substantial resources to compliance matters and could incur significant ongoing costs to comply with new and existing laws and governmental regulation. If we fail to operate our business in compliance with applicable laws and regulations, our business, reputation, financial condition and results of operations could be materially and adversely affected. Our failure to comply with all applicable federal, state and local laws could result in, among other things (i) loss of our licenses to engage in our business, (ii) government investigations and enforcement actions against us, (iii) fines, penalties and judgments against us, (iv) civil lawsuits, including class actions, (v) criminal liability, and (vi) breaches of covenants and representations under our servicing agreements, debt agreements or other agreements.

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Licensing Requirements Applicable to the Mortgage Loan Business: Many states impose licensing requirements on investors who buy and sell Mortgage Loans secured by 1-4 family residential properties. The Company has elected to acquire loans through a Delaware statutory trust (American Homeowner Preservation Trust, or the “Trust”) with a national bank trustee because, among other reasons, we believe this structure will generally allow us to operate under either a permanent exemption from such licensing requirement in some jurisdictions, or under a temporary exemption in other jurisdictions (during which time we intend to obtain the necessary license(s)). However, one or more jurisdictions could determine that this structure does not exempt us from their licensing requirements, which may result in interruptions to our business operations or might require us to suspend or completely terminate the acquisition of loans in those jurisdictions. Any failure to be appropriately licensed may prevent us from pursuing business opportunities that could be beneficial to the Company, and could expose us to investigations, lawsuits, administrative proceedings, costs (including attorneys’ fees), fines, judgments, penalties or other consequences, which could materially and adversely affect our financial condition.

Speculative Nature of Mortgage Loans: Investments in loans backed by real estate are highly speculative. Among the risks are the following:

●	We could be mistaken in our view of the value of the real estate underlying a Mortgage Loan. For example, if we paid $80 for a loan, believing that the value of the underlying real estate is $100, but the actual value is only $70, we could incur a substantial loss. Our assessment of the value of the underlying real estate could be incorrect for any number of reasons, including unknown and unanticipated environmental hazards, or falling real estate prices.

●	A homeowner could tie us up in legal proceedings for a lengthy period of time, as we try to foreclose on the underlying real estate.

●	A homeowner could file for bankruptcy protection, causing further delay, cost, and complication.

●	Local laws we have not taken into account could hinder our ability to foreclose on the underlying real estate.

●	We could learn after the fact that the original lender or prior mortgage holder had failed to comply with legal or technical requirements in the loan documents, making it more difficult or even impossible for us to collect on the loan and/or foreclose on the property.

●	The homeowner might have lied on the loan application about important information, including the ownership of the underlying real estate or the existence of prior liens. If the underlying real estate securing a loan is encumbered by other liens with a higher priority, it could reduce or even eliminate the value of the loan.

●	The person who sold the loan to the Company might have misrepresented or omitted important information.

●	A homeowner could make claims against the Company based on a theory of “lender liability.”

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Geographic Concentration: A significant portion of the Mortgage Loans that we acquire may be secured by properties concentrated in certain geographic areas of the United States, such as Florida, Illinois, Indiana, Michigan, New Jersey, New York, Ohio, and Pennsylvania. Adverse economic conditions or natural disasters affecting these markets, such as a downturn in real estate values, could disproportionately affect the Company.

Risks Relating to Technology: Our Mortgage Loan business depends on complex and sophisticated technology systems. Technology failures, defects or inadequacies, development delays, installation difficulties or security breaches could hurt our business in a number of ways. For example, a failure of technology could cause us to buy a loan that we shouldn’t have bought or fail to meet the expectations of customers, causing harm, to our reputation, or result in a breach of security and the disclosure of sensitive information.

Risks Relating to Personally Identifiable Information: We will routinely collect, process, store, use and disclose personal information of homeowners and borrowers, including but not limited to names, addresses, social security numbers, bank account numbers, credit card numbers and credit history information. That kind of personal information is subject to various federal, state and other laws regarding data privacy and protection. The regulatory framework for data privacy and protection issues in the United States and internationally is constantly evolving and is likely to remain fluid for the foreseeable future. We may be required to expend significant time, money and other resources towards compliance with such laws, and we may be subject to orders, fines, penalties or other adverse consequences from governmental authorities, as well as lawsuits from consumers, if we fail to comply with such laws. An actual or perceived failure by the Company to properly safeguard and use sensitive personal information could severely damage our reputation and harm our business.

Pricing of Loans: The success of our Mortgage Loan business depends in large part on our ability to gauge the value of loans that are in default. Although the Company and its advisors rely on various objective criteria, ultimately the value of these loans is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Incomplete Due Diligence on Loans: We perform due diligence on the loans we purchase, meaning we review some of the available information about the loans and the underlying collateral. As a practical matter, however, it is simply impossible to review all of the information about a given loan (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is omitted or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, and we cannot verify all the information we receive independently. It is also possible that we have reached inaccurate conclusions concerning the information we have reviewed.

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Reliance on Third Parties: We expect to engage third parties to provide essential services. If a third party we retain performs poorly or becomes unable to fulfill its obligations, the Company’s business could be severely disrupted and our financial condition could be adversely affected. Disputes between us and our third party service providers could disrupt our business and may result in litigation or other forms of legal proceedings (e.g. arbitration), which could require us to expend significant time, money and other Company resources, which could adversely affect the Company’s financial position. We might also be subject to, or become liable for, legal claims relating to work performed by third parties we have contracted with, even if we have sought to limit or disclaim our liability for such claims or have sought to insure the Company and its affiliates against such claims.

Arbitrary Pricing: The initial price of our Series A Preferred Stock was determined arbitrarily by our management, was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Need for Additional Capital: There is no guaranty that the Company will raise sufficient capital in this Offering to cover its operating and other expenses in connection with its planned operations. Even if the Company sells all of the Series A Preferred Stock being offered, the Company may need to raise additional capital in the future through equity offerings, debt financing, strategic partnerships or by other means. Additional funding may not be available on favorable terms, or at all. If the Company is unable to obtain sufficient funding, it may be forced to reduce or terminate its operations, which may adversely affect our business and results of operations. If we issue additional capital stock in the future, this may result in dilution to Investors. If we engage in debt financing, our lenders would generally have priority over our Investors, and we may be required to accept terms that restrict our ability to incur additional indebtedness or otherwise operate our business.

New Securities Could Have Superior Rights: In the future, the Company could issue securities that have rights superior to the rights of the Series A Preferred Stock. For example, the holders of new securities could have the right to receive distributions before any distributions are made to the holders of the Series A Preferred Stock.

Risks Associated With Leverage: The Company might borrow money from banks or other lenders to purchase Mortgage Loans or other assets. Borrowing money to purchase assets is sometimes referred to as “leverage.” While using leverage can increase the total return on the borrower’s equity, it also increases risk because the amount borrowed has to be repaid in accordance with a schedule. To repay its loans, the Company might have to sell assets at a time when values are low, for example.

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Competing Objectives: The Company has financial objectives – generating current income and capital appreciation, but has non-financial objectives as well – namely, providing viable solutions for homeowners at risk of foreclosure. Because of its dual objectives, one relating to financial returns and the other related to social betterment, the Company does not try to squeeze the maximum possible financial value from every Mortgage Loan. Similarly, while we expect our socially responsible strategies may be attractive to some mortgage holders, others may opt to contract with investors who are strictly focused on maximizing financial returns. As a result, the ability of the Company to make distributions to Investors could be impaired.

Limitation on Rights in LLC Agreement: The Company’s Limited Liability Company Agreement dated April 15, 2022 (the “LLC Agreement”) limits your rights in several important ways, including these:

●	The Company is controlled by a three-person Board of Directors (the “Board”). Investors do not have the right to elect or remove the members of the Board or otherwise vote on or approve actions of the Company.

●	The LLC Agreement does not permit Investors to transfer their shares without the prior written consent of the Board (except for certain transfers to family members or transfers to the Company), which consent may be withheld in the Board’s sole discretion.

●	The LLC Agreement grants the Company a right of first refusal to purchase any shares proposed to be transferred by a stockholder (except for certain transfers to family members).

●	The LLC Agreement contains a “drag-along” provision, permitting the Board to approve a sale of the Company and require each stockholder of the Company to sell his, her or its shares (each stockholder would receive its pro rata share of the net proceeds of the sale).

●	The LLC Agreement significantly curtails your right to bring legal claims against management. Among other things, the LLC Agreement provides that the Company’s directors and officers shall not owe any fiduciary duties to the Company or its stockholders, and grants broad indemnification rights to the Company’s directors and officers to the fullest extent permitted by applicable law. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the directors, officers and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution). The waiver of fiduciary duties does not apply to claims made under the federal securities laws.

●	The LLC Agreement provides that stockholders shall not have appraisal or “dissenter’s” rights in connection with their shares of the Company’s capital stock, and shall waive any such rights they might be deemed to have.

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●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	The Board is permitted to amend the LLC Agreement in certain respects without your consent.

●	The LLC Agreement provides that the state or federal courts located in Delaware shall be the exclusive forum for disputes relating to the LLC Agreement.

●	The LLC Agreement requires that you waive the right to a trial by jury in respect of any legal action arising out of or relating to the LLC Agreement. This waiver of the right to a jury trial would not apply to claims made under the federal securities laws, however.

Limitation on Rights in Investment Agreement: To purchase Series A Preferred Stock in this Offering, you are required to sign our Investment Agreement. The Investment Agreement limits your rights in several important ways, including these:

●	Any claims arising from your purchase of Series A Preferred Stock or the Investment Agreement must be brought in the state or federal courts located in Delaware, which might not be convenient to you.

●	In general, you would not be entitled to recover any lost profits or special, consequential, or punitive damages. This provision would not apply to claims made under the federal securities laws.

Forum Selection Provision: Our LLC Agreement and Investment Agreement each provide that any dispute arising from such agreement (including, but not limited to, any dispute arising from the purchase of Series A Preferred Stock pursuant to the Investment Agreement) will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor, or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

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Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if our management team devoted its full attention to managing the Company. Instead, they will manage other businesses, and these other entities may compete directly with the Company. In particular, certain directors and executive officers of the Company will manage other investment programs which may compete with the Company for opportunities to purchase non-performing loan pools. These programs are discussed in “Past Performance: Track Record of Affiliate,” and it is possible new such programs will be created in the future. We have not adopted any specific policies or procedures regarding conflicts of interest (including, without limitation, regarding the allocation of investment opportunities, resources, expenses or other items among the entities affiliated with our Board of Directors and executive officers).

●	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

●	We might buy loans from our affiliates. Although we will always seek to establish a fair, arm’s-length price for loans, our interests as a seller conflict with your interests as a buyer.

●	The lawyer who prepared the LLC Agreement, the Investment Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Uninsured Losses: We will decide what kind of insurance to purchase, and in what amounts. However, some risks cannot be insured at all, or cannot be insured on an affordable basis, and the Company might not be able to purchase or afford all the insurance it needs. Therefore, the Company could incur an uninsured loss.

No Market for the Series a Preferred Stock; Limits on Transferability: There are several obstacles to selling or otherwise transferring your Series A Preferred Stock:

●	There will be no established market for your Series A Preferred Stock, meaning you could have a hard time finding a buyer.

●	By its terms, the Series A Preferred Stock may not be transferred without our Board of Directors’ consent (except for certain transfers to family members or transfers to the Company).

●	Although you have the right to ask us to purchase your Series A Preferred Stock, there is no guaranty that we will be able to do so.

Taking all that into account, you should be prepared to own your Series A Preferred Stock indefinitely.

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Early Payment: The Company expects to pay back your capital before the fifth anniversary. Therefore, you should not expect to receive a 7% annual return for the entire five-year period.

Our Track Record Does Not Guaranty Future Performance: The section captioned “PAST PERFORMANCE: TRACK RECORD OF AFFILIATE” illustrates the performance of certain affiliates of the Company, engaged in business similar to that which the Company plans to engage. However, there is no guaranty that the Company will do as well as its affiliates have done. The economy as a whole and the real estate market in particular have been very favorable to date; as surely as night follows day, economic conditions will change and we might not be able to adapt.

Risk Of Failure to Comply With Securities Laws: Affiliates of the Company have previously sold securities relying upon the exemptions under Rule 506(c) of Regulation D and Regulation A issued by the Securities and Exchange Commission (“SEC”). The current Offering by the Company relies on the exemption under Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and State regulators, as well as to lawsuits from investors.

Investors Can’t See Our Actual Investments Before Investing: As of the date of this Offering Circular, the Company doesn’t own any loans or other real estate assets. As a result, Investors cannot see or evaluate our assets before making an investment decision. Instead, Investors are asked to invest first, then trust that their money will be used wisely.

The Company Stands On Its Own: The Company will either succeed or fail on its own account. Although certain affiliates of the Company have been successful, there is no guaranty that the Company will be successful. Further, neither the founder nor any other person or entity has committed to provide financial assistance to the Company should such assistance become necessary.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing

Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

By purchasing Series A Preferred Stock, Investors will acquire an interest in Skid Row AHP LLC, a Delaware limited liability company, which we refer to as the “Company.”

The Company will invest in (buy) Mortgage Loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house).

The Mortgage Loans we buy will be “non-performing” or “under-performing,” where the borrower (the homeowner) has failed to make one or more payments. Over the last 10 years, our affiliates, including American Homeowner Preservation 2015A+, LLC and AHP Servicing, LLC have invested in more than 5,500 non-performing Mortgage Loans with an aggregate purchase price of more than $140 million. See “PAST PERFORMANCE: TRACK RECORD OF AFFILIATES.” The

Company will invest in non-performing Mortgage Loans using the same methods, processes, and personnel that our affiliates have used.

We will have two complementary goals when we invest in non-performing Mortgage Loans: to generate income for the Company and its Investors and to help struggling homeowners through a difficult time.

We typically will buy non-performing Mortgage Loans through an open bidding process and have developed a proprietary model for calculating the amount we will bid. We intend to focus on smaller Mortgage Loans, with unpaid principal balances in the range of $100,000 or less.

After we buy a non-performing Mortgage Loan, we will approach the homeowner, who by definition has been unable to make payments on his or her mortgage. We will not necessarily try to extract the maximum possible value from the Mortgage Loan. Instead, we will work with the homeowner to achieve a quick resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, including the income of the homeowner, the local market, and the value of the house, four outcomes are possible:

Outcome #1: The homeowner is able to refinance the Mortgage Loan – for example, by borrowing money from a bank. In that case we will accept the refinanced amount, which is lower than the face amount of the Mortgage Loan (but still more than we paid for the Mortgage Loan) as payment in full, and the homeowner stays in his or her house.

Outcome #2: Even without refinancing, the homeowner is able to pay us a lump sum that we accept a payment in full for the Mortgage Loan, and the homeowner stays in the house.

Outcome #3: We and the homeowner agree to modify the terms of the Mortgage Loan, i.e., the principal amount and/or the interest rate. After the homeowner has begun to make regular payments under the new terms, we sell the Mortgage Loan to a third party, and again the homeowner stays in his or her house.

Outcome #4: Where the homeowner cannot afford to stay in the house or chooses not to, we take ownership of the house and sell it. Normally, the homeowner signs the house over to us voluntarily in exchange for an incentive payment and being released from personal liability for the Mortgage Loan, without the need for legal action, but sometimes we are required to take legal action (i.e., to foreclose).

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In general, our revenues from non-performing Mortgages Loans will come from five sources:

1)	The proceeds we receive when a Mortgage Loan is refinanced under Outcome #1;

2)	The lump sum we received under Outcome #2;

3)	The proceeds we receive when a Mortgage Loan is sold under Outcome #3;

4)	The proceeds we receive when a house is sold under Outcome #4; and

5)	Any Mortgage Loan payments we receive from the homeowner along the way.

We will make a profit if the sum of these revenues exceeds the price we paid for the Mortgage Loans in the first place, after subtracting all our expenses (e.g., management and legal fees).

While affiliates of the Company have been engaged in this business for many years, the Company does not own any Mortgage Loans as of the date of this Offering Circular and has not yet identified any Mortgage Loans to buy.

Our Corporate Structure

The Company is a limited liability company organized in Delaware. Currently, the Company has only one class of securities issued and outstanding: its Common Shares, all of which are owned by American Homeowner Preservation, Inc. a corporation organized in Delaware (the “Parent”). The Parent is controlled by Jorge P. Newbery.

Investment Strategy for Non-performing Loans

We believe we can buy distressed residential Mortgage Loans at significant discounts to their unpaid principal balances and, more importantly, to their current and future market values.

Even before the COVID-19 pandemic, many depository institutions and other holders of portfolios of sub-performing or non-performing Mortgage Loans in the United States were under financial duress. The current situation is in flux. The pandemic, especially at the outset, has exacerbated the financial duress to both homeowners and the financial institutions and other investors who hold mortgage loans. However, while the serious delinquency rate is had grown in 2020, it somewhat stabilized in 2021, and is anticipated to continue that trend in 2022.

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According to the Mortgage Bankers Association (MBA), in an article on delinquencies published November 10, 2021:

For the fifth consecutive quarter, the mortgage delinquency rate declined, commensurate with a decline in the U.S. unemployment rate over the same time period.

The article further noted that the delinquency rate decreased by 238 basis points for conventional loans, decreased 425 basis points for FHA loans, and decreased 235 basis points for VA loans from the previous year. The seriously delinquent rate decreased 49 basis points for conventional loans, decreased 129 basis points for FHA loans, and decreased 54 basis points for VA loans from the previous quarter. Compared to a year ago, the seriously delinquent rate decreased by 156 basis points for conventional loans, decreased 257 basis points for FHA loans, and decreased 129 basis points for VA loans.

Nevertheless, while the impact of COVID-19 pandemic is waning, the foreclosure moratorium on federally-backed loans ended on July 31, 2021. As that relief begins to subside, and its effects ripple through the U.S. economy, it may lead to increases in delinquency rates in the coming months. This situation may further be exacerbated by the currently ongoing increases in COVID-19 cases reaching record highs due to the winter 2021-22 Omicron variant spike.

Further, regional climate related events have increased delinquency rates in some states. For example, the mortgage delinquency rate in Louisiana increased by 118 basis points in the third quarter from the damage and displacement caused by Hurricane Ida's August landfall. Wildfires, droughts, and other climate-related events appear to be occurring more frequently and with less predictability. We believe this will lead to further financial duress for depository institutions and other holders of portfolios of sub-performing or non-performing Mortgage Loans in the United States.

We intend to focus on seriously delinquent FHA, VA, and USDA Mortgage Loans.

We intend to invest primarily in mortgage loans secured by one-to-four-family homes. On occasion, we might also acquire (i) direct interests in real estate, (ii) mortgage loans secured by more than four family homes, and/or (iii) and commercial loans. Nevertheless, we expect mortgage loans secured by one-to-four-family homes will comprise more than 90% of our total portfolio focusing on FHA, VA and USDA loans.

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The Bidding Process

Bidding on non-performing Mortgage Loans is both an art and a science.

Typically, the process begins when a seller provides potential buyers with a list of loans being offered for sale and requests initial bids. The seller might, or might not, provide such information as:

●	A full or partial address

●	The borrower’s name

●	The property type

●	The original loan amount

●	The original appraised value

●	The term of the loan and the maturity date

●	The current and/or original interest rate and principal and interest payment

●	The escrow balance

●	The borrower’s original FICO score

●	Loan modification data Payment history

●	Foreclosure or bankruptcy status

●	Property square footage and lot size

●	Broker’s price opinion

●	The delinquent tax amount

To help make sense of the data and make accurate bids, we have developed a proprietary pricing model that allows a detailed analysis of portfolio valuation, using different projected resolution outcomes.

If the Company wins the initial bid, we order two documents, a title report and a broker’s price opinion, and dig deeper into the due diligence materials, noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors. Sometimes a bid is reduced to as low as $1.

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Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller feels the bid is too low.

Resolutions

After we purchase a non-performing Mortgage Loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current, we typically sell the loan.

Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan for less than its face amount.

Modification of the Loan	When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, or reducing the principal. After the modified loan is current, we typically sell the loan.

Deed In Lieu of Foreclosure	When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the home. Depending on the circumstances, we might even pay the homeowner for the deed. In either case we will end up selling the property.

Involuntary Foreclosure	As a last resort, we can foreclose on the property and sell it. Sometimes, a homeowner who has been unwilling to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower recovery than consensual solutions and we try to avoid it.

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Leverage

The Company might borrow money to buy Mortgage Loans or other assets, which is referred to as “leverage.” Where we borrow money to buy Mortgage Loans, the amount of the borrowing typically does not exceed 70% of the price.

Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company will not service the Mortgage Loans it acquires. Instead, an affiliate of the Company, AHP Servicing LLC (“AHP Servicing”) will service some Mortgage Loans while third-party loan servicers will service other Mortgage Loans. The agreement between the Company and AHP Servicing captioned “Flow Loan Servicing Agreement” is attached as Exhibit 1A-6A. We refer to this agreement as the “Servicing Agreement.”

The principal terms of the Servicing Agreement are as follows:

●	AHP Servicing will handle all the tasks typically handled by loan servicers, including collecting payments, managing accounts (principal and interest, escrow, deposit, etc.) gathering and providing complaints from borrowers or regulatory authorities to the Company, and paying real estate taxes and insurance premiums form customer escrow accounts.

●	AHP Servicing will also be responsible for protecting the Company’s interest in each Mortgage Loan by performing inspections, notifying the Company about any change in ownership, and notifying the Company of any lien, bankruptcy, condemnation, or other proceeding affecting the Company’s interest.

●	AHP Servicing may engage third parties in providing services under the loan servicing agreement, but only upon approval by the Company and only if the third party is operating in AHP Servicing’s name.

●	The Company will pay AHP Servicing an initial client set up fee of $10,000. The Company will also pay AHP Servicing (i) a one-time loan onboarding fee of between $15-$50 per loan depending on whether the loan is in bankruptcy and if the boarding is done manually; (ii) a one-time loan deboarding/loan term fee between $15-$80 per loan; (iii) monthly servicing fees ranging from $15-$225; (iv) a one-time “success fee” of 2.5% or at least $5,000 for completing various loss mitigation strategies as well as other resolution and disposition fees ranging from $250 to $4,000; and (v) various miscellaneous fees ranging from $2.50 to $225, all as set forth in more detail in Exhibit A to the Servicing Agreement.

●	Failure by the Company to comply with any of its obligations under the Servicing Agreement permits AHP Servicing to offset any amounts to be remitted by it to the Company in addition to any other rights and remedies available at law or in equity.

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●	The Servicing Agreement may be terminated by either party with written notice to the other. In addition, either party may terminate the Servicing Agreement upon a breach of the agreement by the other.

The Company has not entered into a contract with a third-party loan servicer. We expect the terms of any such third-party agreement to be substantially similar to the terms of the Servicing Agreement.

Key Positions

The following are the key positions in the operations of the Mortgage Loan business:

Due Diligence Specialists: Due Diligence Specialists run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate.

Document Specialists: A Document Specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged, recorded, and stored with the custodian. This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

Asset Managers: The Asset Manager guides the homeowner through loan modification, repayment plans, deed-in-lieu, and other resolution options. Asset Management is a hybrid role that blends homeowner counseling, mortgage servicing, and property management/preservation to meet dual goals of (i) keeping Americans in their homes, and (ii) providing attractive returns to investors.

Litigation Coordinators: Litigation Coordinators manage the Company’s relationship with its attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

Resolution Managers: Resolution Managers report directly to Jorge Newbery, the CEO, and are responsible for providing the tools, objectives, and leadership required to meet individual and Company goals. This includes setting initial reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

All of these roles are filled by employees of AHP Servicing.

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Management Services

The Company has entered into a Management Services Agreement (the “MSA”) with Oak Harbor Capital, LLC (“Oak Harbor”), pursuant to which Oak Harbor will provide certain services to the Company. The MSA is attached as Exhibit 1A-6B.

The principal terms of the MSA are as follows:

●	Oak Harbor will direct the collection, administration, and servicing of all accounts with respect to the Company’s Mortgage Loans and other assets and will have full power and authority, to the extent not limited by the MSA, to do or cause to be done any and all things in connection with such servicing, administration, and collection.

●	Oak Harbor will monitor the Company’s service providers in conducting pre-purchase due diligence to analyze the quality of the assets proposed to be acquired by the Company, as well as provide monthly remittance reports as to asset realizations and associated fees and costs.

●	In return for these services, Oak Harbor is entitled to an annual management fee equal to 1.75% of the aggregate capital raised by the Company, payable on a monthly basis, plus 50% of the amount that would otherwise be distributed by the Company to the holders of the Common Shares.

●	The MSA and Oak Harbor’s right to receive fees may not be terminated by the Company other than for a “Termination Event,” defined to include, among other things, (i) breach of a material covenant after a 15-day opportunity to cure, (ii) breach of a representation or warranty, (iii) insolvency, bankruptcy, liquidation or insolvency or (iii) a voluntary resignation.

●	Oak Harbor may remove two of the Company’s Directors, Joanne Cordero and Adam Henderson, with or without cause, and appoint their replacements.

The Trust

The Company and Title Direct will acquire Mortgage Loans through American Homeowner Preservation Trust, a Delaware statutory trust (the “Trust”) with U.S. Bank Trust National Association (“U.S. Bank”) serving as the sole trustee and an affiliate of the Company, AHP Capital Management, LLC, serving as the administrator. The Mortgage Loans will be held in a separate series of the Trust, of which the Company will be the sole beneficiary.

The Company uses this structure to address certain state licensing and registration requirements applicable to the mortgage loan industry.

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The following documents related to the Trust are attached as Exhibits:

Amended and Restated Trust Agreement dated October 29, 2014	Exhibit 1A-6C
Amendment No. 1 to Amended and Restated Trust Agreement	Exhibit 1A-6D

Revenue and Expenses

Our revenue from Mortgage Loans will include:

●	Payments we receive from homeowners

●	Rental payments we receive from leased real estate Proceeds we receive from the sale of loans

●	Proceeds we receive from the sale of houses

●	Proceeds we receive when a homeowner pays off a loan

●	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our expenses from Mortgage Loans will include:

●	The purchase price of Mortgage Loans Commissions

●	Costs incurred in finding, evaluating, and purchasing Mortgage Loans Commissions

●	Settlement charges, including title charges

●	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

●	Loan servicing fees

●	Investor communications Insurance premiums

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●	Taxes and fees imposed by governmental entities and regulatory organizations

●	Bank and escrow fees

Factors Likely To Impact our Mortgage Loan Business

The ability of the Company to conduct its non-performing Mortgage Loan business successfully depends on several factors:

●	Availability of Reasonably Priced Loans: For our Mortgage Loan business to succeed, we must be able to purchase distressed Mortgage Loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improved over the next 10 years the number of distressed loans declined. The COVID-19 pandemic has reversed that trend, increasing the number of distressed loans. While that trend has stabilized, we believe the number of distressed loans will begin to rise again because of the COVID-19 pandemic spikes, the phasing out of different housing assistance programs, and regional climate-related events but there is no assurance this will be the case.

●	Competition to Purchase Loans: The market for distressed Mortgage Loans has become more crowded. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices.

●	Availability of Credit to Homeowners: One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or not as easily.

●	Housing Market: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. If housing prices fall, our profits fall along with them.

●	Interest Rates: Our business is very sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. Today, interest rates in general, and mortgage interest rates in particular, are at historic lows, but market signals are suggesting that interest rates are more likely to go up from this point than to go down.

●	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments, with a number of states and the Federal governing offering relief to homeowners during the COVID-19 pandemic. It is possible that laws or regulations could be changed in a way adverse to our business.

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●	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems, including the proprietary pricing model we began to use in June 2015. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

●	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets, even more so today than we did just a few years ago. Nevertheless, we are very much a “people business.” Not only do we need human eyes to review (and sometimes modify) the pricing models produced by our computers, but the real key to our success lies in our ability to interact with homeowners, who are people, not machines. As a result, we must continue to attract and retain highly skilled employees.

Skid Row and Restora

The Skid Row Housing Trust is a nonprofit organization with a mission to provide housing to those in the greatest need, including the chronically unhoused and those at risk of losing housing. For over 30 years, the Skid Row Housing Trust has been successfully acquiring, structuring financing for, developing, managing, and operating Permanent Supportive Housing in one of the hardest hit sectors of homelessness in the country, Skid Row, Los Angeles. Through its wholly owned subsidiary, Restorative Neighborhood Resources, LLC, the Skid Row Housing Trust acquires, manages and resolves distressed residential mortgage loans and owned real estate in the service of ensuring housing retention and housing opportunities across diverse communities in the nation.

With these common goals, the Company has entered into a Consulting Services Agreement with Restora, LLC (“Restora”), a majority-owned subsidiary of the Skid Row Housing Trust, whereby Restora will enhance the Company’s access to bidding opportunities for distressed mortgage assets with governmental agencies such a HUD, Fannie Mae, and Freddie Mac, and otherwise make the Skid Row Housing Trust’s resources available in resolving those assets in a manner consistent with the focused outcome goals. In consideration of these services and the use of the “Skid Row” name, the Company will pay the Skid Row Housing Trust a consulting fee equal to 1% of the investment capital raised by the Company.

Under the Consulting Servicing Agreement, Restora is entitled to appoint one Director to the Company’s Board.

The Consulting Services Agreement is attached as Exhibit 1A-6E.

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PAST PERFORMANCE: TRACK RECORD OF AFFILIATES

Summary and Narrative Description

AHP and its affiliates have been investing in non-performing Mortgage Loans for approximately 10 years. Through March 31, 2022, they have purchased approximately 5,512 Mortgage Loans for an aggregate price of more than $140,718,694 in six different offerings of securities, each of which we prefer to as a “Program.” These Programs include Series 2013C, Series 2013D, Series 2014A, and Series 2014B of American Homeowner Preservation, LLC, which we refer to as the “Non-Public Programs,” and offerings under SEC Regulation A by American Homeowner Preservation 2015A+, LLC and AHP Servicing, LLC, which we refer to as the “Public Programs.”

Each of the Programs is similar to the Company in the following respects:

They all involve raising money from investors;

●	They all involve investing in and servicing non-performing Mortgage Loans (although these programs do not involve the development or operation of a special loan servicer that services loans for third parties); and

●	Each of the Programs also has investment objectives that are similar to the investment objectives of the Company.

Further, none of the Programs:

●	Have been registered under the Securities Act of 1933;

●	Have been required to report under section 15(d) of the Securities Exchange Act of 1934;

●	Have had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or

●	Have, or have had, 300 or more security holders (with the exception of 2015A+).

On the other hand, the Program offered by AHP Servicing, LLC involved not only investing in non-performing Mortgage Loans but also loan servicing.

Investors who are considering purchasing Series A Preferred Stock from the Company might find it useful to review information about the Programs. Of course, prospective investors should bear in mind that prior performance does not guaranty future results. The fact that a prior Program has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any Program that would be material to purchasers of the Company’s Series A Preferred Stock.

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The following tables summarize the Programs through March 31, 2022. All figures are unaudited and are presented on a federal income tax basis.

Program	2013C	2013D	2014A	2014B	2015A+	AHP Servicing

Start Date	12/18/2013	1/2/2014	4/16/2014	2/27/2015	6/10/2016	11/5/2018
Amount Offered	$4,653,970	$643,089	$2,283,255	$4,974,024	$50,000,000	$75,000,000
Raised from Investors	$4,653,970	$643,089	$2,283,255	$4,974,024	$40,520,828	$60,159,160
Length of Offering	1 Month	4 Months	10 Months	14 Months	24 Months	35 Months
Closing	1/31/2014	5/31/2014	2/28/2015	4/30/2016	5/24/2018	9/30/2021
Number of Loans Purchased	248	47	377	639	3089	1112
Total Purchase Price of Loans	$4,633,487	$661,989	$2,268,212	$6,480,307	$34,277,191	$92,397,508
Leverage	0	0	0	0	6.56%	18.70%
Number of Loans Remaining	0	0	0	0	1,516	678
Targeted Yield to Investors	9-12%	9-12%	9-12%	9-12%	12%	10%
Amount Distributed to Investors as Percentage of Investor Capital	100%	100%	100%	100%	61%	42%
Remaining Investor Capital	$0	$0	$0	$0	$15,768,507	$35,027,154
Cost Basis of Loans & Real Estate Assets Remaining	$0	$0	$0	$0	$12,944,825	$43,534,322
Outstanding Indebtedness	$0	$0	$0	$0	$2,250,065	$17,281,019

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $150,000,000 of Series A Preferred Stock, which we refer to as the “Series A Preferred Stock.”

Price of Series A Preferred Stock

We will offer the Series A Preferred Stock at a fixed price. Initially, the fixed price is $10.00 per Share. During the term of this Offering we may increase or decrease the fixed price to reflect changes in the value of our assets and the amount of our liabilities (which will be determined by the Board of Directors in its sole and absolute discretion), but only in compliance with the law and regulations issued by the SEC. For example, SEC regulations do not permit “at the market” offerings.

Changes in the price of the Series A Preferred Stock will be reflected in a supplement or amendment to this Offering Statement filed with the SEC. At this time, the Manager cannot reasonably estimate when or how often it will amend the Offering price. Such amendments will depend upon numerous factors, including, but not limited to, (i) the amount of capital raised in this Offering, (ii) our ability to effectively deploy the capital we raise, (iii) the timing of actual asset acquisitions and dispositions by the Company, and (iv) the value of assets acquired or disposed of by the Company.

Voting Rights

Owners of the Series A Preferred Stock – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Board of Directors exclusively. However, without the consent of a majority of the Investors, measured by the number of shares held, the Board may not amend the Company’s LLC Agreement in a manner that would reasonably be expected to have an adverse effect on the Company or its Stockholders.

Distributions

If the Company has money after paying all of its expenses (and establishing appropriate reserves for future obligations), it intends to distribute that money to its stockholders. We intend to make distributions on a monthly basis. Distributions to Investors will be governed by the Authorizing Resolution, which (together with the LLC Agreement) contains the terms of the Series A Preferred Stock. The Authorizing Resolution provides that, while any share of Series A Preferred Stock remains outstanding, any distributions by the Company must be made in the following order of priority:

●	First to Investors until they have received a compounded annual return of 7% on their invested capital (the “Series A Preferred Return”).

●	Second to Investors until they have received all of their invested capital.

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●	Third, after Investors have received their 7% annual return and all their invested capital, we will keep any remaining profit for ourselves.

The Authorizing Resolution is attached as Exhibit 1A-2C.

IMPORTANT NOTE: The distribution “waterfall” discussed above describes only the order of priority in which the Company must make distributions to the extent it has money to distribute – it is not a guaranty that the Company will generate sufficient income to make any distributions. There is no guaranty that we will have enough money to pay Investors a 7% return, or even to return their capital. The Company has not yet commenced operations, has not generated profits, and may be unable to pay distributions.

Term of Series A Preferred Stock

The Authorizing Resolution provides that the Board must try to return all of the money invested by each Investor no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, holders of our Series A Preferred Stock might receive a return of their investment later than five years, or not at all. If the Company is profitable, as we expect it to be, it is very likely that investors will receive a return of their investment sooner than five years.

How We Decide How Much To Distribute

To decide how much to distribute, we start with our revenues and expenses described in “Our Company and Business – OUR Mortgage Loan Business – Revenue AND Expenses.” We then subtract other cash expenditures and amounts we believe should be held in reserve against future contingencies.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

For instance, as the Company operates in Illinois, Investors may generate a tax liability to the State of Illinois. The Company can file a consolidated tax return with the State of Illinois for non-Illinois residents and entities, regardless of domicile. To satisfy the Illinois tax liability, the Company may withhold the Illinois tax (equal to 4.35% of Illinois income in 2017, although subject to change) from an Investor’s distribution once per year or upon early redemption. Investors who live in states with their own income tax may be allowed to credit the Illinois tax payment against their own state’s income tax. The Illinois tax can also be claimed as an itemized deduction (for investors who itemize deductions) on Investors’ federal returns.

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By filing as part of the consolidated return, investors would generally not be required to file their own State of Illinois tax returns if their only Illinois income is derived from their investment in the Company. Investors who do not want withholding and want to take responsibility for their own Illinois tax liability may choose to execute the Illinois Department of Revenue Form IL-1000-E Certificate of Exemption for Pass-through Withholding Payments. A completed IL-1000-E should be provided to the Company any time prior to December 31st of any tax year, or prior to tendering an early redemption request, in order to opt out of withholding. Once a Form IL-1000-E is received by the Company, this will remain in effect for the life of an Investor’s investment(s), unless new instructions are received from Investor.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a 7% annual return to Investors or even to return all of the invested capital.

Transfers

No Investor may sell, transfer, or encumber (place a lien on) his Series A Preferred Stock unless (i) the Board, in its sole and absolute discretion, approves the transfer; or (ii) in the case of an Investor that is a natural person, such Investor dies or a court finds that he or she is legally incompetent, in which case the Series A Preferred Stock shall be transferred automatically to the heirs or personal representative of the Investor. The Company also has a right of first refusal to purchase any shares of the Company a stockholder proposes to transfer.

Certain transfers are exempt from this provision – a transfer of shares to or for the benefit of any spouse, child or grandchild of the Investor, or to a trust for their exclusive benefit, shall be exempt from these provisions, provided that (i) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of the LLC Agreement, and (ii) such shares shall not thereafter be transferred in further reliance on this exemption. Transfers pursuant to the Company’s limited right of liquidity (see page 39) are also exempt from this restriction.

Before the Board consents to a transfer of Series A Preferred Stock, it may impose reasonable conditions, including but not limited to written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not cause the termination of the Company as a partnership under section 708 of the Internal Revenue Code or cause the Company to be treated as a “publicly traded partnership” under section 7704 of the Internal Revenue Code.

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Mandatory Withdrawals

The Company may require an Investor to sell all or a portion of his, her or its Series A Preferred Stock back to the Company in the following circumstances:

●	If the Company determines that all or any portion of the assets of the Company would, in the absence of such repurchase, more likely than not be treated as “plan assets” or otherwise become subject to the Employee Retirement Income Security Act of 1974;

●	If the Company believes the Investor made a material misrepresentation to the Company;

●	If legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

●	If the Investor transferred Series A Preferred Stock in violation of the LLC Agreement;

●	If the Company believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation;

●	If the Investor has violated any of his, her, or its obligations to the Company or to the other Stockholders; or

●	If the Investor is engaged in, or has engaged in, conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other members of the Company.

The purchase price of the shares of series A Preferred Stock would be equal to the Investor’s capital account associated with such shares, which would be paid by wire transfer or other immediately-available funds at closing, which would be held within sixty (60) days following written notice from the Company of its election to repurchase the shares. If the Company causes an Investor to sell all of the Investor’s Series A Preferred Stock, the Investor will have no further interest in the Company.

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Limited Right of Liquidity

The Authorizing Resolution that establishes the Series A Preferred Stock gives Investors a limited right of liquidity by giving them right to request that the Company purchase, or arrange for the purchase of, all or a portion of their Series A Preferred Stock. To request that the Company purchase or arrange for the purchase shares, Investors must submit a written request to the Company specifying the number of shares the Investor desires to sell. If the request is received by the fifteenth (15th) day of a calendar month, the Company will use commercially reasonable efforts to arrange for the purchase (or notify the Investor that the Company cannot accommodate the request) by the end of such month; if the request is received by the Company after the fifteenth (15th) day of a month, the Company will use commercially reasonable efforts to arrange for the purchase (or notify the Investor that the Company cannot accommodate the request) by the end of the following month.

If the Company is not able to purchase or arrange for the purchase an Investor’s shares and so notifies the Investor within the time limits described above, the Investor may either rescind the request or maintain the request on a month-to-month basis until satisfied or rescinded. Investors have the right to withdraw a purchase request in writing at any time prior to the closing of the sale, provided that if an investor withdraws the request, any subsequent request will be treated as a new request.

This limited right of liquidity is subject to important limitations:

●	The Company is not required to purchase or arrange for the purchase of shares if the Company determines, in its sole discretion, that it does not have sufficient cash to do so or that doing so would be adverse to the interests of the Company or its other Stockholders.

●	The Company is not required to borrow money or dispose of assets.

●	During any given calendar year (i) the Company shall not be obligated to purchase or arrange for the purchase of more than 25% of an Investor’s total shares of Series A Preferred Stock (although it may choose to do so in its sole discretion), and (ii) the Company shall not be obligated to purchase or arrange for the purchase of more than 5% of the total number of shares of Series A Preferred Stock issued and outstanding (although it may choose to do so in its sole discretion).

●	The Delaware Limited Liability Company Act may limit the Company’s ability to repurchase shares. Under Section 18-607 of the Delaware Limited Liability Company Act, Delaware limited liability companies are generally prohibited from making distributions that would result in the company’s liabilities exceeding the fair value of its assets.

The purchase price of Series A Preferred Stock repurchased pursuant to the limited right of liquidity will be equal to the balance of the Investor’s unreturned investment relating to such shares, subject to certain adjustments as follows. If the sale occurs within one year following the date the Investor acquired the shares being sold, the purchase price will be reduced by an amount sufficient to reduce the Investor’s annualized Series A Preferred Return through the date of the repurchase from 7% to 5% (to the extent the Investor has received distributions of the Series A Preferred Return); if the repurchase occurs more than one year but less than two years from date of acquisition, the annualized Series A Preferred Return will be reduced from 7% to 6%. For purposes of this provision, the shares purchased first in time will be treated as being sold first for purposes of calculating the applicable holding period.

If more than one Investor requests that the Company purchase its Series A Preferred Stock, the Company will consider the requests in the order received.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person's spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

●	A natural person who is a “knowledgeable employee” of the issuer, if the issuer would be an "investment company" within the meaning of the Investment Company Act of 1940 (the “ICA”) but for section 3(c)(1) or section 3(c)(7) of the ICA;

●	An investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state;

●	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

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●	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

●	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

●	A director, executive officer, or general partner of the company selling the securities, or

●	any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to the Site we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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COMPENSATION OF MANAGEMENT

Overview

The people who own and operate the Company make money from the Company in (only) three ways:

●	They receive fees.

●	They invest alongside Investors and receive the same distributions as Investors.

●	They receive whatever is left, if anything, after Investors have received a full return of their invested capital and their Series A Preferred Return.

Fees

Type of Fee	Recipient, Description, and Amount

Development Fee	The Parent will be entitled to a development fee equal to 1% of the amount raised in the Offering.

Estimate: The amount of the development fee depends on the amount the Company raises in the Offering. If the Company raises the maximum of $150,000,000, the total Development fee will be $1,500,000.

Consulting Fee	The Trust will be entitled to a consulting fee equal to 1% of the amount raised in the Offering.

Estimate: The amount of the license fee depends on the amount the Company raises in the Offering. If the Company raises the maximum of $150,000,000, the total Development fee will be $1,500,000.

Management Fee	Oak Harbor will be entitled to an annual asset management fee equal to 1.75% of the aggregate capital raised by the Company, plus 50% of the amount that would otherwise be distributed to the owners of the Company’s Common Shares.

Estimate: The amount of the management fees depends on how much the Company raises in the Offering and how much is left to distribute to the owners of the Common Shares. If the Company raised $75M in the first year and $75M in the second year, the asset management fee would be $1,312,500 in the first year and $2,625,000 in the second year.

How much money is left to distribute to the owners of the Common Shares depends on many factors beyond our control. We are unable to provide a useful estimate at this time.

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Co-investment

Directors and their affiliates might purchase Series A Preferred Stock. If so, they will be entitled to the same distributions as other Investors.

Residual Value

Investors – that is, holders of the Series A Preferred Stock – are entitled to receive a full return of their invested capital and the Series A Preferred Return before the holders of the Common Shares receive anything. But once Investors have received a full return of their invested capital and the full Series A Preferred Return, 50% of any money remaining will be paid to Oak Harbor as a management fee and the balance distributed to the holders of the Common Shares.

How much money the holders of the Common Shares ultimately receive depends on a number of factors, including:

●	How much capital is raised in the Offering;

●	The investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to Investors; and The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to affiliates, including the Trust and Oak Harbor; and

●	Any transactions between the Company and affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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SALE AND DISTRIBUTION OF SECURITIES

In the Offering, we are offering up to $150,000,000 of our Series A Preferred Stock.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Under Regulation A, the Company is allowed to sell only $75,000,000 of securities each year. Hence, if the Company sells $75,000,000 within the first 12 months after the Offering is qualified by the SEC, it will wait until the first anniversary before selling additional securities.

Only the Company is selling securities in this Offering. None of our existing Stockholders is selling any securities.

There is no “minimum” in this Offering. Although we are trying to raise as much as $150,000,000, we will accept and deploy all the money we raise, no matter how little.

We are not using an underwriter or broker to sell the Series A Preferred Stock. Instead, we are selling Series A Preferred Stock only through our websites, located at www.skidrowahp.com and www.ahpfund.com, which we refer to together as the “Site.” We are not paying commissions to anybody for selling the Series A Preferred Stock.

We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Series A Preferred Stock, our advertising materials will not give a complete understanding of this Offering, the Company, or the Series A Preferred Stock and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Series A Preferred Stock.

For instructions how to invest, see “How To Invest.”

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HOW TO INVEST

To buy Series A Preferred Stock, go to our Site, www.skidrowahp.com or www.ahpfund.com, and follow the instructions. We will ask for certain information about you, including:

●	Your name and address;

●	Your social security number (for tax reporting purposes);

●	Whether you are an “accredited investor”; and

●	If you are not an accredited investor, your income and net worth.

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

You will pay for your Series A Preferred Stock using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Series A Preferred Stock.

Anyone can buy our Series A Preferred Stock. We do not intend to limit investment to people with a certain income level or net worth.

The minimum investment is $5,000.

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ESTIMATED USE OF PROCEEDS

We expect the Offering itself to cost about $85,000, including legal, accounting, and filing fees.

The following table illustrates how we expect to deploy the capital we raise in the Offering:

	If we Raise $25M	If we Raise $75M	If we Raise $150M

Offering Expenses	$85,000	$85,000	$85,000

Purchase of Non-Performing Mortgage Loans	$22,500,000	$67,500,00	$135,000,000

Startup and Operating Expenses	$100,000	$100,000	$100,000

Working Capital	$2,315,000	$7,315,000	$14,815,000

	$25,000,000	$75,000,000	$150,000,000

These represent our best estimates as of the date of this Offering Circular and are subject to change.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Series A Preferred Stock. Because we are not paying any commissions, more of your money can go to work for you.

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SUMMARY OF LLC AGREEMENT

The Company is governed by an agreement captioned “Limited Liability Company Agreement” dated April 15, 2022, which we refer to as the “LLC Agreement.” The following summarizes some of the key provisions of the LLC Agreement. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B.

Formation And Ownership

The Company was formed in Delaware on December 17, 2021, pursuant to the Delaware Limited Liability Company Act.

As of the date of this Offering Circular, the only owner of the Company is American Homeowner Preservation, Inc., a Delaware corporation (“AHP”). When Investors buy Shares of Series A Preferred Stock in this Offering, they, too, will become owners.

Classes of ownership

Under Delaware law, the ownership interests in a limited liability company are called “limited liability company interests.” The LLC Agreement creates two kinds of limited liability company interests in the Company:

●	Common Shares

●	Investor Shares

The LLC Agreement authorizes the Company to issue up to 1,000,000 Common Shares and up to 19,000,000 Investor Shares.

The LLC Agreement also authorizes the Company to divide the Investor Shares into classes, by way of an authorizing resolution. Pursuant to the Authorizing Resolution dated April 15, 2022 (a copy of which is attached as Exhibit 1A-2C), the Company’s Board of Directors authorized the issuance of up to 15,000,000 shares of Series A Preferred Stock (the class of shares being offered in this Offering). The Series A Preferred Stock will be owned by Investors who purchase shares of Series A Preferred Stock in the Offering. Our directors, officers and employees (and their affiliates) might also acquire Series A Preferred Stock (on the same terms as other Investors).

The Series A Preferred Stock and the Common Shares have different rights to distributions, as described under “DISTRIBUTIONS.” Otherwise, there are no differences between the Series A Preferred Stock and the Common Shares.

The Common Shares of the Company are and will continue to be owned by the Manager and its affiliates.

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Management; Voting Rights

The LLC Agreement vests exclusive authority over the business and affairs of the Company in a three-person Board of Directors. At this time, the Board is composed of Jorge Newbery, Joanne Cordero, and Adam Henderson.

Mr. Newbery may be removed at any time, with or without cause, by the Parent. Ms. Cordero and Mr. Henderson may be removed at any time, with or without cause, by Oak Harbor. If Mr. Newbery resigns or is removed, the Parent will appoint a replacement. If Ms. Cordero or Mr. Henderson resigns or is removed, Oak Harbor will appoint a replacement.

The LLC Agreement authorizes the Board to appoint officers of the Company from time to time and give them such duties and responsibilities as the Board shall determine.

Investors do not have voting rights, except in connection with certain stockholder approvals required in connection with certain material amendments to the LLC Agreement. Among other things, this means that Investors will not have the right to elect Board members or officers, remove Board members or officers, or generally vote on or otherwise approve or reject any decisions or actions of the Company.

Exculpation, limitation of liability and indemnification of directors and officers

The LLC Agreement protects the directors, officers and employees of the Company and their affiliates from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.”

Further, the LLC Agreement provides that the directors, officers and employees of the Company do not owe any fiduciary duties to the Company or its stockholders, and that any fiduciary duties that may be implied by applicable law are expressly waived by the stockholders (including Investors) and the Company. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the directors, officers and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution).

The waiver of fiduciary duties and the exculpation provisions discussed above do not apply to claims made under the federal securities laws.

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The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. For example, if a third party sued the directors and officers of the Company on a matter related to the Company’s business, the Company would be required to indemnify the directors and officers for any losses or expenses they incur in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in Section 6 of the LLC Agreement.

Obligation to contribute capital

Once an Investor pays for his, her, or its Series A Preferred Stock, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay back some or all of it.

Personal liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Death, disability, etc.

If an Investor should die or become incapacitated, his, her or its successors will continue to own the Series A Preferred Stock.

“Drag-along” right

If the Board wants to sell the business conducted by the Company, it may effect the transaction as a sale of the assets owned by the Company or as a sale of all the equity interests in the Company. In the latter case, Investors will be required to sell their Series A Preferred Stock as directed by the Board, receiving the same amount they would have received had the transaction been structured as a sale of assets.

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Rights to information

Each year, the Company will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed to the Investors, (ii) a balance sheet of the Company, (iii) a statement of the income and expenses of the Company, and (iv) information for Investors to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the LLC Agreement.

By law, the Company also will be required to provide investors with additional information, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If the Series A Preferred Stock is held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

An Investor’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Electronic delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Board may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure typographical errors, ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company satisfies applicable laws, including tax and securities laws; or For other purposes the Board deems advisable.

However, the Board may not adopt any amendment that would reasonably be expected to have an adverse effect on the Company or its stockholders, without the consent of stockholders holding a majority of all issued and outstanding shares of the Company’s capital stock.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the federal income tax consequences of acquiring our Series A Preferred Stock. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Series A Preferred Stock, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a partnership

The Company will be treated as a partnership for federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal income taxation of the company and its owners

As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Deduction of losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Tax basis

Code section 704(d) limits an Investor’s loss to his tax “basis” in his Series A Preferred Stock. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Series A Preferred Stock). Thereafter, his basis generally will be increased by further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

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20% deduction for pass-through entities

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for Federal income tax purposes, may deduct up to 20% of the amount of taxable income and gains allocated to them by the partnership, excluding certain items like interest and capital gains. However, the deduction claimed by any owner may not exceed the greater of:

●	The owner’s share of 50% of the wages paid by the partnership; or

●	The sum of:

o	The owner’s share of 20% of the wages paid by the partnership; plus

o	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

At least initially, the Company will not pay wages or own depreciable assets. Hence, Investors will not be entitled to any deduction under this provision.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Series A Preferred Stock), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Series A Preferred Stock and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

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Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all of the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to the Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays loans or an owner disposes of Series A Preferred Stock) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the Board pursuant to the rules set forth in the LLC Agreement. In general, the Board will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Series a Preferred Stock

In general, the sale of Series A Preferred Stock by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Series A Preferred Stock were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of Series A Preferred Stock, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers Series A Preferred Stock at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

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A gift of Series A Preferred Stock will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Series A Preferred Stock against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Series A Preferred Stock by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Series A Preferred Stock equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Series A Preferred Stock. Any such gain generally will be considered as gain from the sale of his Series A Preferred Stock.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her or its share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Series A Preferred Stock or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

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Unrelated Business Taxable Income for Tax-exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Series A Preferred Stock. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Board will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes, and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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Management Discussion

Operating Results

The Company was created on December 17, 2021. The Company has conducted only limited business activities relating to its formation and therefore has no operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $150,000,000 of capital in this Offering by selling Series A Preferred Stock to Investors.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by Mortgage Loans and other property owned by the Company.

The Company does not currently have any capital commitments. We expect to deploy the capital we raise in this Offering as described in “ESTIMATED USE OF PROCEEDS.” Should we need more capital for any reason, we could either sell more Series A Preferred Stock or sell other classes of securities. In selling Series A Preferred Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $75,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company intends to operate in the manner described in “Our Company and Business.”

Whether we raise $150,000,000 in the Offering or less, we believe we have access to sufficient capital resources to begin buying Mortgage Loans. If we raise less than $150,000,000, we will buy fewer Mortgage Loans. In the Company’s opinion, the proceeds of the Offering will satisfy the Company’s cash requirements and the Company does not believe it will be necessary to raise additional funds in the next six months to implement its plan of operations.

Trend Information

Because the Company is a new business, management has not identified any significant recent trends in the Company’s performance. As of the date of this Offering Circular, management is not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company’s net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the Company’s reported financial information not necessarily to be indicative of future operating results or financial condition, other than the COVID-19 pandemic and other factors described in “Risks of Investing.”

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Directors, Officers, and Significant Employees

Names, Ages, Etc.

Name	Age	Positions	Term of Office	Approximate House Per Week if Not Full Time*

Jorge P. Newbery	56	Director and CEO	Indefinite	Five Hours

Joanne Cordero	54	Director	Indefinite	One Hour

Adam Henderson	50	Director	Indefinite	One Hour

*	This column represents the individual’s anticipated work schedule solely on behalf of the Company.

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BUSINESS EXPERIENCE

Jorge P. Newbery

Director

Mr. Newbery founded American Homeowner Preservation, LLC, or “AHP,” in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. Mr. Newbery was the President of Budget Real Estate Inc. from 1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Eve 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Joanne Cordero

Director

Ms. Cordero is currently the chief of staff for the Skid Row Housing Trust, a position she’s held since 2021. Joanne has over 30 years of experience within financial and real estate services sectors, mortgage lending and financial non-profits. Prior to joining the Skid Row Housing Trust, Joanne served as COO of a non-profit, industry leading financial education and services provider which is also a HUD-approved housing counseling agency. Among her corporate services and operational leadership responsibilities, she also co-led efforts in the execution and ongoing management to develop, deploy and maintain the Central Processing Center California’s Keep Your Home California $2B mortgage assistance program under the U.S. Treasury’s Hardest Hit Program. She has also been a Board member of Laura’s House, a shelter and services organization for victims and families of domestic abuse and the President of a local chapter of the National Charity League, providing community-philanthropic services.

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Adam Henderson

Director

Mr. Henderson is an independent professional administrator for certain of the fund vehicles managed by Oak Harbor in the United States, as well as for one fund vehicle formed as an exempted company in the Cayman Islands, all of which are focused on investing in the same asset classes as the Company. Adam has a strong background in technology, software, and program management, including having worked for Microsoft in Seattle, with over 20 years of experience in the technology and software industry. Mr. Henderson holds a Bachelor of Arts degree, cum laude, in International Business from Seattle University.

Family Relationships

There are no family relationships among the directors, executive officers, and significant employees of the Company.

Ownership of and Employment By Related Entities

Mr. Newbery controls AHP Servicing. Ms. Cordero is employed by the Skid Row Housing Trust. Mr. Henderson performs services on behalf of, but is not employed by, Oak Harbor.

Legal Proceedings

Within the last five years, no director, executive officer, or significant employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no director, executive officer, or significant employee of the Company, no partnership of which a director, executive officer or significant employee was a general partner, and no corporation or other business association of which a director, executive officer or significant employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Directors are not entitled to receive compensation from the Company, nor does the Company have employees to whom it pays compensation. Instead, the individuals who perform services on behalf of the Company are employed mainly by AHP Servicing and by Oak Harbor, and receive compensation from those companies.

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OWNERSHIP OF SECURITIES BY INSIDERS

As of the date of this Offering Circular, the Company has only one class of securities outstanding: Common Shares. The Common Shares are owned as follows:

Common Shares

Name of Owner	Number of Shares Owned	Percent of Class Owned

American Homeowner Preservation, Inc.	1,000,000	100%

NOTE: Holders of the Company’s Common Shares do not have the right to vote. Under the LLC Agreement, management of the Company is vested in the Board of Directors. Directors are not appointed or elected by the holders of the Common Shares as such.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has entered into the following transactions with related parties:

●	The Company has entered into the Servicing Agreement with AHP Servicing.

●	The Company has entered into the MSA with Oak Harbor.

●	The Company has entered into the Consulting Services Agreement with Restora.

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	Any Director, executive officer, or significant employee of the Company or the Manager;

●	Any person who has been nominated as a Director;

●	Any person who owns more than 10% of the voting power of the Company; and

●	An immediate family member of any of the foregoing.

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FINANCIAL STATEMENTS

SKID ROW AHP LLC

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S OPINION

DECEMBER 31, 2021

SKID ROW AHP LLC

BALANCE SHEET

AS OF DECEMBER 31, 2021

December 31,
2021
ASSETS
Current assets:
Cash and cash equivalents	$-
Total assets	$-
LIABILITIES AND MEMBERS’ DEIFICIT
Current liabilities:
Accounts payable	$415
Total liabilities	415
Members’ deficit	(415)
Total liabilities and members’ deficit	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SKID ROW AHP LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

For the Period December 17, 2021 (date of inception) through December 31,
2021
Revenues	$-

Operating expenses:
General and administrative	415
Total operating expenses	415
Net loss	$(415)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SKID ROW AHP LLC

STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

Total Members’ Deficit
Balance at December 17, 2021 (inception)	$-
Net loss	(415)
Balance at December 31, 2021	$(415)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SKID ROW AHP LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

For the Period December 17, 2021 (date of inception) through
December 31,
2021
Cash flows from operating activities:
Net loss	$(415)
Changes in operating assets and liabilities:
Accounts payable	415
Net cash used in operating activities	-
Net change in cash and cash equivalents	-
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

SKID ROW AHP LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 AND FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

NOTE 1: NATURE OF OPERATIONS

Skid Row AHP, LLC (the “Company”) is a Delaware limited liability company formed on December 17, 2021 under the laws of Delaware. The Company will focus on purchasing and selling non-performing or under-performing mortgage loans (“Mortgage Loans”).  The Company is headquartered in Chicago, Illinois.

As of December 31, 2021 the Company has not yet commenced operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ deficit upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

SKID ROW AHP LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 AND FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

The carrying amounts reported in the balance sheet approximate their fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”) upon inception. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised services to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. To date, no revenue has been generated.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

SKID ROW AHP LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 AND FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has incurred a net loss of $415 for the period ended December 31, 2021. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ DEFICIT

The Company is managed by a three member board of directors (the “Manager”). The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The following terms were adopted in 2022, as discussed in Note 6.

The limited liability company interests of the Company are denominated by 20,000,000 shares, consisting of 1,000,000 common shares and 19,000,000 investor shares. American Homeowner Preservation, Inc. (a related party controlled by one of the Company’s directors) owns all of the common shares. Holders of investor shares do not have the right to vote.

The Manager shall not be required to contribute any capital to the Company in its capacity as the owners of common shares. Each investor member will contribute to the capital of the Company the amount specified in his, her, or its investment agreement.

The Manager have the authority to divide the investor shares into one or more classes by adopting one or more authorizing resolutions. The Manager may establish, with respect to each class of investor shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters.

The Board may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Members from time to time. There is no guarantee that the Company will be able to make any distributions, even to return capital to investors.

Except as otherwise provided in the Company’s operating agreement or in an authorizing resolution establishing a class of investor shares (i) any distributions of the Company not expressly payable to the holders of a class of investor shares shall be payable to the holders of the common shares, (ii) any distributions made to the holders of any class of investor shares as a group shall be divided pro rata among such holders based on their respective ownership of the shares of such class, and (iii) no member shall have any right to distributions except as may be authorized by the Board.

As discussed in Note 6, in 2022 the Company adopted an authorizing resolution designing 15,000,000 investor shares as Series A Preferred Stock. The authorizing resolution establishes a 7% preferred return on Series A Preferred Stock and establishing a distribution priority of: A) 7% preferred return to holders of Series A Preferred Stock, compounded on unreturned investments; B) unreturned investment on Series A Preferred stock; C) all remaining assets distributed to the holder of the Company’s common shares. Holders of Series A Preferred Stock are entitled to certain early redemption options established in the authorizing resolutions, which are subject to the discretion of the Company’s Manager. Series A Preferred Stock do not have voting rights.

SKID ROW AHP LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 AND FOR THE PERIOD FROM DECEMBER 17, 2021 (INCEPTION) TO DECEMBER 31, 2021

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective at its inception date.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statement. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

In 2022, the Company adopted its operating agreement and an authorizing resolution creating and establishing rights and preferences on its Series A Preferred Stock. See discussions of such in Note 4.

Management has evaluated all subsequent events through April 12, 2022, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

GLOSSARY OF DEFINED TERMS

AHP	American Homeowner Preservation LLC, a Delaware limited liability company.

AHP Servicing	AHP Servicing, LLC, a Delaware limited liability company.

Authorizing Resolution	The Authorizing Resolution dated April 15, 2022, establishing the Series A Preferred Stock.

Code	The Internal Revenue Code of 1986, as amended (i.e., the federal tax code).

Common Shares	The Common Shares authorized by the LLC Agreement.

Company	Skid Row AHP, LLC a Delaware limited liability company.

Consulting Services Agreement	The Consulting Servicing Agreement between the Company and Restora dated April 28, 2022.

Investor	Anyone who purchases Series A Preferred Stock in the Offering.

LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated April 15, 2022.

Mortgage Loans	Loans secured by a mortgage on residential real estate.

MSA	The Management Services Agreement between the Company and Oak Harbor.

Non-Public Program	The offerings of securities by Series 2013C, Series 2013D, Series 2014A, and Series 2014B of American Homeowner Preservation, LLC.

Offering	The offering of Series A Preferred Stock to the public, pursuant to this Offering Circular.

Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.

Oak Harbor	Oak Harbor Capital, LLC.

Preferred Stock	The Company’s Preferred Stock.

Program	Offerings conducted by an affiliate of the Company for the purpose of investing in Mortgage Loans.

Public Programs	The offering of securities by American Homeowner Preservation 2015A+, LLC, AHP Servicing, LLC, and AHP Title Holdings LLC.

Regulations	Regulations issued under the Code by the Internal Revenue Service.

Restora	Restora, LLC, a Delaware limited liability company that is majority-owned by the Skid Row Housing Trust.

Servicing Agreement	The agreement between the Company and AHP Servicing captioned “Residential Mortgage Special Servicing Agreement.”

Series A Preferred Return	A compounded annual return of 7% on the balance of each Investor’s unreturned investment.

Series A Preferred Stock	The interests in the Company that are being offered to the public in the Offering.

Site	The websites located at www.skidrowahp.com and www.ahpfund.com.

Shares	The limited liability company interests of the Company.

Trust	American Homeowner Preservation Trust, a Delaware Statutory Trust.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Skid Row AHP LLC

440 S. LaSalle Street, Suite 1110

Chicago, Illinois 60605

(866) AHP-TEAM

www.skidrowahp.com

May 2, 2022

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on December 17, 2021.

Exhibit 1A-2B	Limited Liability Company.

Exhibit 1A-2C	Authorizing Resolution.

Exhibit 1A-4	Form of Investment Agreement.

Exhibit 1A-6A	Servicing Agreement.

Exhibit 1A-6B	Management Services Agreement.

Exhibit 1A-6C	Amended and Restated Trust Agreement dated October 29, 2014.

Exhibit 1A-6D	Amendment No. 1 to Amended and Restated Trust Agreement.

Exhibit 1A-6E	Consulting Services Agreement.

Exhibit 1A-11	Consent of Independent Auditor.*

Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.

* To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 2, 2022.

SKID ROW AHP LLC

By	/s/ Jorge P. Newbery
Jorge P. Newbery, CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jorge P. Newbery	5/2/2022
Jorge P. Newbery, Director, CEO, and CFO	Date

/s/ Adam Henderson	5/2/2022
Adam Henderson, Director	Date

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